Stoecklein Law Group, a Professional Corporation

                   Practice Limited to Federal Securities


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November 26, 2002


Board of Directors
Royal Phoenix
4180 S. Sandhill Rd., Suite B-9
Las Vegas, Nevada 89121


Ladies and Gentlemen:

I have acted as counsel to Royal Phoenix, a Nevada corporation ("the Company"), in connection with a Post-Effective Amendment Registration Statement on Form SB2 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"). The Registration relates to the proposed registration of 250,000 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock") of the Company.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other documents as I have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) the Certificate of Incorporation and By-Laws of the Company, as amended; and
(b) resolutions adopted by the Board of Directors of the Company at a meeting held on June 5, 2001.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based on such foregoing, I am of the opinion that the Shares, upon issuance under the terms of the SB2, will have been duly authorized and are validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



Yours truly,


/s/ Donald Stoecklein
Donald J. Stoecklein

CcRoyal Phoenix